UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

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CMS ENERGY CORPORATION
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(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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I hope you are well and wanted to give you a heads up that the proxy statement for CMS Energy was publicly released and can be located on our website at this link.

You’ll note that proposals 1, 2, 3 and 4 align with our company and our shareowners’ best interests, while Proposal 5 does not.  You’ll find on our website at this link, that we provide significant public disclosures regarding our company’s political activities, which appropriately address the concerns cited in Proposal 5.  We strongly feel that any additional reporting would be unnecessary and would hinder our ability to engage on critical energy policy matters.  We ask that you VOTE AGAINST PROPOSAL 5.

Please feel free to circulate the attached letter to your colleagues for review as your company deliberates your vote for each proposal.  We would be happy to discuss any concerns or questions you may have regarding these proposals.

Thank you,

Sri Maddipati
CMS Energy | Vice President, Treasurer and Investor Relations

T: +1 (517) 788-0635

March 19, 2020

Dear Valued Shareowner,

Thank you for holding our company accountable in delivering on our commitments to our shareowners, which include consistent industry-leading results and world class performance.  As a valued shareowner of CMS Energy, we wanted to be sure you received our proxy statement, which is now live on our website at www.cmsenergy.com.

This year, 5 proposals have been introduced.  Proposals 1, 2, 3 and 4 align with our company values and include strong governance by a diverse Board of Directors, performance-based executive compensation, an independent public auditing firm, and a performance incentive plan that aligns the interests and future success of our employees, our company and you, our shareowners.

However, Proposal 5 does NOT align with our company’s strategy or our shareowners’ best interests, and we ask that you consider voting as the Board recommends: AGAINST Proposal 5.  We provide detailed governance policies and disclosures regarding our company’s political activities on our website.  Here, you’ll find an abundance of public disclosures that appropriately adhere to existing rules and statutory requirements.  We strongly feel reporting required by Proposal 5 would be unnecessary and could hinder future engagement in developing smart energy policy for the state of Michigan.

Please consider voting as the Board recommends on Proposal 5, and please do not hesitate to reach out with any questions or concerns you may have.  We’re happy to engage.

Thank you,